Exhibit 10.1

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT is dated as of August 20, 2009 (this “Agreement”), by and between Rudolph Technologies, Inc., a Delaware corporation (the “Company”), and Robert A. Koch (the “Executive”).
RECITALS
WHEREAS, Company desires to create a greater incentive for Executive to remain in the employ of Company, particularly in the event of any possible change or threatened change of control of Company; and
WHEREAS, the parties desire to memorialize their agreement with respect thereto in the manner set forth herein,
NOW, THEREFORE, in consideration of Executive's past and future services to Company and the mutual covenants contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Stock Option Grant. Pursuant to the Rudolph Technologies 1999 Stock Plan (“Stock Plan”) and subject to the terms and conditions set forth in this Agreement, the Company hereby grants to Executive the right and option (the "Option") to purchase from the Company eighteen thousand (18,000) shares of Company common stock. The date of grant of this Option shall be the date on which the grant of the Option is approved by the Company’s Board of Directors (“Grant Date”). The Options shall have a term of ten (10) years and shall vest as follows: twenty percent (20%) of the Options subject to the grant (rounded down to the next whole number of Options) on each of the first five (5) anniversaries of the Grant Date. The Options shall constitute non-qualified stock options.

2.	Death or Disability. If Executive’s employment with Company is terminated as a result of Executive’s death or Disability, Executive shall be entitled to the following benefits:

a.
Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation hours through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law; and

b.
Accelerated Vesting. All unvested options, restricted stock units or other awards granted in accordance with the Stock Plan as of the date of this Agreement as well as those granted after the date of this Agreement (“Awards”) shall fully vest, provided that such Awards have not already accelerated under the Stock Plan. None of the above Awards was granted at less than fair market value. The Awards shall be exercisable within the shorter of:

i.	three (3) years from the Termination Date; or

ii.	the remaining term of the exercise life of the respective Award as of the Termination Date.

3.
Termination By Company Without Good Cause Following a Change of Control. If Executive’s employment with Company is terminated by Company for any reason other than for “Good Cause” as defined in Section 10 herein, within one (1) year following the occurrence of a “Change of Control” as defined in Section 10 herein, Executive shall be entitled to the following benefits:

a.
Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation hours through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law;

b.
Continued Payment of Salary. In exchange for a signed, unrevoked General Release, payment of Executive’s then-current base salary for a period of twelve (12) months, less any deductions required by applicable law; and

c.	Accelerated Vesting. Provided that Executive’s Awards have not accelerated under the Stock Plan, then all such Awards shall fully vest.

d.	Option Exercise. Executive shall be entitled to exercise the Options granted herein within the shorter of:

i.	three (3) years from the Termination Date; or

ii.	the remaining term of the exercise life of the Options as of the Termination Date.

e.
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive’s and his/her dependent's health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one (1) year from the Termination Date unless Executive becomes covered as an insured under another employer’s or spousal health care plan. At such time Executive shall notify Company and Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this coverage may be considered income to the Executive.

4.
Termination By Executive for Good Reason Following a Change of Control. Alternatively, should Executive terminate employment with Company for “Good Reason” as defined in Section 10 herein, having given the Company ninety (90) days advanced written notice of the existence of the “Good Reason” condition, and where Company has had thirty (30) days to remedy the “Good Reason” condition and has failed to do so, provided however, this has occurred within one (1) year of a “Change of Control” as defined in Section 10 herein, Executive shall be entitled to the following benefits:

a.
Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation hours through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law;

b.
Continued Payment of Salary. In exchange for a sign, unrevoked General Release, payment of Executive’s then-current base salary for a period of twelve (12) months, less any deductions required by applicable law; and

c.	Accelerated Vesting. Provided that Executive’s Awards have not accelerated under the Stock Plan, then all such Awards shall fully vest.

d.	Option Exercise. Executive shall be entitled to exercise the Options granted herein within the shorter of:

i.	three (3) years from the Termination Date; or

ii.	the remaining term of the exercise life of the Options as of the Termination Date.

e.
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive’s and his/her dependent's health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one (1) year from the Termination Date unless Executive becomes covered as an insured under another employer’s or spousal health care plan. At such time Executive shall notify Company and Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this coverage may be considered income to the Executive.

The severance benefits provided in Section 4 are the exclusive remedies and shall not be provided in addition to those benefits provided in Section 3 of this Agreement.

5.
Timing of Payments. The payments provided for in Sections 2.a., 3.a. or 4.a. herein, as applicable, shall be payable immediately upon Executive’s termination or cessation of employment. Payments provided for in Section 3.b. or 4.b. herein, as applicable, shall begin upon the Termination Date or within ten (10) days after Company’s receipt of a signed, unrevoked release of claims (“General Release”), whichever is later, and shall continue in accordance with Company’s customary payroll practices. This General Release must be returned to Company within eighty (80) days, so that payments shall begin no later than ninety (90) days after the Termination Date. All such payments will be subject to applicable payroll or other taxes required to be withheld by Company. Benefits provided for in Sections 2.b., 3.c. or 4.c. shall be made in accordance with the Stock Plan. Benefits coverage provided for in Section 3.e. or 4.e. shall begin on the first day of the next full month following the Termination Date with no lapse in coverage.

6.
Subsequent Employment. The compensation and benefits payable hereunder, with the exception of those benefits provided for under Section 3.e. or 4.e., shall not be reduced or offset by any amounts that Executive earns or could earn from any subsequent employment.

7.
Section 280G Matters. If the benefits described in Section 3 or 4 herein, as applicable, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either:

a.	pay the Excise Tax, or

b.
have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section, Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Company and Executive shall furnish to Accountants such information and documents as Accountants may reasonably request in order to make a determination under this Section. Company shall bear all costs Accountants may reasonably incur in connection with any calculations contemplated by this Section.

8.
General Release. All compensation and benefits under Section 3 or 4 herein, as applicable, are in consideration for Executive’s execution of the General Release of all known and unknown claims that Executive may then have against Company and its agents, a form of which is available from Company. If Executive does not properly execute such General Release, the parties expressly acknowledge and agree that Executive will not be entitled to any of the benefits provided under Section 3 or 4 herein, as applicable.

9.
Employment Status. Nothing in this Agreement shall be deemed to constitute a contract for employment for any specific period of time. The parties expressly acknowledge and agree that the undersigned's employment with Company shall continue to be “at will”.

10.	Definitions.

a.	Good Cause. For purposes of this Agreement, “Good Cause” means:

i.	performance of any act or failure to perform any act in bad faith and to the detriment of Company;

ii.	dishonesty, moral turpitude, material breach of any agreement with Company, or intentional misconduct; or

iii.	commission of a crime involving dishonesty, breach of trust, physical or emotional harm to any person.

b.	Good Reason. For purposes of this Agreement, “Good Reason” means any of the following, without Executive’s written consent:

i.	a significant reduction by Company in Executive’s annual base salary;

ii.	the failure of Company to obtain an agreement from any successor to Company, or purchaser of all or substantially all of Company’s assets, to assume this Agreement;

iii.	the assignment of Executive to duties which reflect a material adverse change in authority, responsibility or status with Company or any successor; or

iv.	Company requiring Executive to reside or be based at a location fifty (50) miles or more from the location where Executive was based immediately prior to the Change in Control.

c.	Change in Control. A “Change in Control” shall be defined in accordance with the Stock Plan, that is:

i.
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Company; provided, however, that for purposes of this subsection 10.c.i., the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Company will not be considered a Change in Control; or

ii.
A change in the effective control of Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection 10.c.ii., if any Person is considered to be in effective control of Company, the acquisition of additional control of Company by the same Person will not be considered a Change in Control; or

iii.
A change in the ownership of a substantial portion of Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection 10.c.iii., the following will not constitute a change in the ownership of a substantial portion of Company’s assets:

1.	a transfer to an entity that is controlled by Company’s stockholders immediately after the transfer; or

2.	a transfer of assets by Company to:

a.	a stockholder of Company (immediately before the asset transfer) in exchange for or with respect to Company’s stock;

b.	an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Company;

c.	a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Company; or

d.	an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection 10.c.iii.2.c.
For purposes of this definition, gross fair market value means the value of the assets of Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company.
In the event that this Section 10.c. is inconsistent with the definition of Change in Control under Section 409A of the Code and the Regulations thereunder, the definition under the aforesaid mentioned Code and Regulations shall supersede.

d.
Disability. For purposes of this Agreement, “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

e.	Termination Date. The date Executive ceases to be employed by the Company.

11.	Specified Employee.
a.    “Specified Employee” is an Executive who, as of the Termination Date, is a key employee of the Company within the meaning of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on a Specified Employee Identification Date. If an Executive is a key employee as of a Specified Employee Identification Date, the Executive is treated as a key employee for purposes of the Agreement for the entire twelve (12) month period beginning on the Specified Employee Effective Date.
b.    "Specified Employee Effective Date" is the date as set forth in Treasury Regulation Section 1.409A-1(i)(4).
c.    “Specified Employee Identification Date” shall mean December 31st of each year.
d.    Anything in this Agreement to the contrary notwithstanding, if at the time of the Termination Date, the Executive is considered a “Specified Employee”, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six (6) months after the Executive's separation from service, or (ii) the Executive's death. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

12.	Miscellaneous Provisions.

a.
Entire Agreement. This Agreement, together with the Stock Plan, equity award agreements and any Confidentiality and Proprietary Rights Agreement, contains the entire agreement of the parties with respect to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by Executive and Chief Executive Officer of Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

b.
Successors and Beneficiaries. This Agreement shall be binding on and inure to the benefit of the successors, assigns, heirs, devisees and personal representatives of the parties, including any successor to Company by merger or combination and any purchaser of all or substantially all of the assets of Company. In the event that Executive dies before receipt of all benefits to which Executive becomes entitled under this Agreement, the payment of such benefits will be made, on the due date or dates hereunder had Executive survived, to the executors or administrators of Executive's estate.

c.	Governing Law. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New Jersey.

d.
Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
RUDOLPH TECHNOLOGIES, INC.            ROBERT A. KOCH

By: /s/ Paul F. McLaughlin                /s/ Robert A. Koch
Paul F. McLaughlin
Chairman and CEO